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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

Certification and Notice of Termination of Registration Under Section 12(g) of
   the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 1-10880

                              BET Holdings, Inc.
            (Exact name of registrant as specified in its charter)

                                 One BET Plaza
                              1900 W Place, N.E.
                          Washington, D.C. 20018-1211
                                (202) 608-2000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Class A Common Stock, par value $.02 per share
           (Title of each class of securities covered by this Form)

                                     None
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate Rule provisions relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a) (1) (i)  (X)      Rule 12h-3(b) (1) (ii) ( )
         Rule 12g-4(a) (1) (ii) ( )      Rule 12h-3(b) (2) (i)  ( )
         Rule 12g-4(a) (2) (i)  ( )      Rule 12h-3(b) (2) (ii) ( )
         Rule 12g-4(a) (2) (ii) ( )      Rule 15d-6             ( )
         Rule 12h-3(b) (1) (i)  (X)


               Approximate number of holders of records as of the
                       certification or notice date:  1

        Pursuant to the requirements of the Securities Exchange Act of 1934, BET Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: September 22, 1998          By:  Black Entertainment Holdings, Inc.
                                       (successor-in-interest of BET Holdings,
                                       Inc.)


                                       By:  /s/  Byron F. Marchant
                                          ------------------------------------
                                       Name:   Byron F. Marchant
                                       Title:  Senior Vice President and Chief
                                               Administrative Officer